Exhibit 99.1

China XD Plastics Company Limited Announces Departure of Independent Director

HARBIN, China, May 19, 2017 /PRNewswire/ -- China XD Plastics Company Limited (NASDAQ: CXDC) ("China XD Plastics" or the "Company"), one of China's leading specialty chemical players engaged in the development, manufacture and sale of modified plastics primarily for automotive applications, today announced that Lawrence W. Leighton, one of the Company's independent directors and chair of its Audit Committee, tendered his resignation from the board of directors on May 15, 2017 for personal reason, effective immediately. Upon his resignation, Mr. Leighton also ceased to be a member of each of the Company's Audit Committee, Compensation Committee, Nominating Committee, and the Special Committee that was established to evaluate the proposed going-private transaction of the Company.

Jie Han, Chairman and CEO of China XD Plastics, said, "Larry has been a trusted member of our board since 2009; we thank him for his many contributions and wish him every success in his future endeavors."
On February 17, 2017, the Company announced the formation of a special committee of the board of directors (the "Special Committee") comprised solely of independent directors, which includes Mr. Leighton, to consider the preliminary non-binding proposal letter dated February 16, 2017 from its Chairman and Chief Executive Officer, Jie Han ("Mr. Han"), XD. Engineering Plastics Company Limited, a company incorporated in the British Virgin Islands and wholly owned by Mr. Han, and MSPEA Modified Plastics Holding Limited, an affiliate of Morgan Stanley Private Equity Asia III, Inc. (collectively, the "Buyer Consortium"), to acquire all of the outstanding shares of common stock of the Company not already beneficially owned by the Buyer Consortium in a "going-private" transaction for US$5.21 per share of common stock in cash. In light of Mr. Leighton's resignation, the Special Committee will now consist of two members, Feng Li and Linyuan Zhai, with Mr. Li acting as the Chairman.  The Company's board met to discuss Mr. Leighton's resignation and subsequently confirmed the composition of the Special Committee and approved the appointment of Mr. Li as the Chairman, as recommended by the Special Committee.

About China XD Plastics Company Limited

China XD Plastics Company Limited, through its wholly-owned subsidiaries, develops, manufactures and sells polymer composites materials, primarily for automotive applications. The Company's products are used in the exterior and interior trim and in the functional components of 29 automobile brands manufactured in China, including without limitation, AUDI, Mercedes Benz, BMW, Toyota, Buick, Chevrolet, Mazda, Volvo, Ford, Citroen, Jinbei and VW Passat, Golf, Jetta, etc. The Company's wholly-owned research center is dedicated to the research and development of polymer composites materials and benefits from its cooperation with well-known scientists from prestigious universities in China. As of March 31, 2017, 410 of the Company's products have been certified for use by one or more of the automobile manufacturers in China. For more information, please visit the Company's English website at http://www.chinaxd.net, and the Chinese website at http://www.xdholding.com.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, the Company's growth potential in international markets; the effectiveness and profitability of the Company's product diversification strategy; the impact of the Company's product mix shift to more advanced products and related pricing policies; the effectiveness, profitability, and the marketability of its the ongoing mix shift to more advanced products; and the prospect of the Company's Southwest China facility, and its penetration into Southwest China. These forward-looking statements can be identified by terminology such as "will," "expect," "project," "anticipate," "forecast," "plan," "believe," "estimate" and similar statements. Forward-looking statements involve inherent risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the Company and the industry. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Potential risks and uncertainties include, but are not limited to, the global economic uncertainty could further impair the automotive industry and limit demand for our products; fluctuations in automotive sales and production could have a material adverse effect on our results of operations and liquidity; our financial performance may be affected by the prospect of our Dubai facility and the associated expansion into Middle East, Europe and other parts of Asia; the withdrawal of preferential government policies and the tightening control over the Chinese automotive industry and automobile purchase restrictions imposed in certain major cities may limit market demand for our products; the slowing of Chinese automotive industry's growth; the concentration of our distributors, customers and suppliers; and other risks detailed in the Company's filings with the Securities and Exchange Commission and available on its website at http://www.sec.gov. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward looking statements are reasonable, it cannot assure you that its expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

Contacts:

China XD Plastics Mr. Taylor Zhang, CFO (New York) Phone: +1 (212) 747-1118 Email: cxdc@chinaxd.net

Investor Relations: Citigate Dewe Rogerson Ms. Vivian Chen, Managing Director US: +1 (347) 481-3711 Email: Vivian.chen@citigatedr.com

SOURCE China XD Plastics Company Limited